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                                                                    EX-99.B15(d)
                                KEY MUTUAL FUNDS
                           SHAREHOLDER SERVICING PLAN

     This Shareholder Servicing Plan (the "Plan") is adopted by SBSF Funds, Inc. (d/b/a Key Mutual Funds), a corporation organized under the laws of the State of Maryland (the "Company"), on behalf of each Fund identified on Schedule 1 (individually, a "Fund," and collectively, the "Funds"), as amended from time to time, subject to the following terms and conditions:

     SECTION 1. ANNUAL FEES.

     Shareholder Services Fee. Each Fund may pay to the distributor of its shares (the "Distributor") or financial institutions that provide certain services to the Funds, a shareholder services fee under the Plan at an annual rate not to exceed 0.25% of the average daily net assets of the Fund attributable to the Distributor or financial institution (the "Services Fee").

     Adjustment to Fees. Any Fund may pay a Services Fee to the Distributor or financial institution at a lesser rate than the fee specified in Section 1 hereof as agreed upon by the Board of Directors and the Distributor or financial institution and approved in the manner specified in Section 3 of this Plan.

     Payment of Fees. The Services Fee will be calculated daily and paid monthly by each Fund at the annual rates indicated above.

     SECTION 2. EXPENSES COVERED BY THE PLAN.

     Services Fees may be used by the Distributor or financial institution for payments to financial institutions and persons who provide administrative and support services to their customers who may from time to time beneficially own shares, which may include (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders' other accounts serviced by such financial institution; (iv) arranging for bank wires; (v) responding to shareholder inquiries relating to the services performed; (vi) responding to routine inquiries from shareholders concerning their investments; (vii) providing subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (ix) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with our service contractors; (x) assisting shareholders in changing dividend options, account designations and addresses; (xi) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and




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(xii) providing such other similar services as the Fund may reasonably request to the extent the Distributor or financial institution is permitted to do so under applicable statutes, rules and regulations.

     SECTION 3. APPROVAL OF DIRECTORS.

     The Plan will take effect when approved by a majority of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on the Plan. Agreements related to the Plan will take effect when duly executed by the parties thereto, subject to such approvals as may be required by any Rule 12b-1 Plan that may be in effect with respect thereto.

     SECTION 4. CONTINUANCE OF THE PLAN.

     The Plan will continue in effect for one year from its effective date, and thereafter for successive twelve-month periods; provided, however, that such continuance is specifically approved at least annually by the Directors of the Company and by a majority of the Qualified Directors.

     SECTION 5. TERMINATION.

     The Plan may be terminated at any time with respect to a Fund (i) by the Company without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund or (ii) by a vote of the Qualified Directors. The Plan may remain in effect with respect to a Fund even if the Plan has been terminated in accordance with this Section 5 with respect to any other Fund.

     SECTION 6. AMENDMENTS.

     No amendment that materially increases the amount to be paid under the Plan may be made unless approved by the Company's Board of Directors in the manner described in Section 3 above.

     SECTION 7. SELECTION OF CERTAIN DIRECTORS.

     While the Plan is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

     SECTION 8. WRITTEN REPORTS.

     In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any related agreement will prepare and furnish to the Company's Board of Directors, and the Board


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will review, at least quarterly, written reports which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

     SECTION 9. PRESERVATION OF MATERIALS.

     The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

     SECTION 10. MEANINGS OF CERTAIN TERMS.

     As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.




Adopted: August 14, 1996; Effective:    December 1, 1996



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                                   SCHEDULE I
                                   ----------

                                 August 14, 1996

         This Shareholder Servicing Plan shall be adopted with respect to the following Funds of Key Mutual Funds:

         1.  KeyChoice Growth Fund
         2.  KeyChoice Moderate Growth Fund
         3.  KeyChoice Income and Growth Fund




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                         SHAREHOLDER SERVICING AGREEMENT


                                KEY MUTUAL FUNDS
                              45 ROCKEFELLER PLAZA
                               NEW YORK, NY 10111

To:  __________________

         We (the "Company") wish to enter into this Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares ("Shares") of the Funds (the "Funds") offered by us.

         The terms and conditions of this Servicing Agreement are as follows:

          SECTION 1. You agree to provide the following support services to Clients who may from time to time beneficially own Shares:1 (i) establishing and maintaining accounts and records relating to Clients that invest in Shares; (ii) processing dividend and distribution payments from us on behalf of Clients;
(iii) providing information periodically to Clients showing their positions in Shares and integrating such statements with those of other transactions and balances in Clients' other accounts serviced by you; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by you; (vi) responding to routine inquiries from Clients concerning their investments in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by Clients, or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

          SECTION 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

          SECTION 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information,

----------------------------

1 Services may be modified or ommitied in a particular case and items renumbered.

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copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

          SECTION 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

          SECTION 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of ______ one-hundredths of one percent (.____%) of the average daily net asset value of the shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily (on the basis of a 360-day year) and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued by us on any day with respect to the Clients' Shares in any Fund that declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

          SECTION 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

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          SECTION 7. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

          SECTION 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; and (ii) the series provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares.

          SECTION 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable without penalty at any time by us (which termination may be by a vote of a majority of the Disinterested Directors as defined in Section 12) or by you upon written notice to the other party hereto.

          SECTION 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telefaxed or transmitted by similar telecommunication device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

          SECTION 11. This Agreement will be construed in accordance with the laws of the State of Ohio and is non-assignable by the parties hereto.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o BISYS Fund Services, Inc., 3435 Stelzer Road, Columbus, Ohio 43219-3035.

                                    Very truly yours,

                                    SBSF Funds, Inc.
                                    (d/b/a Key Mutual Funds)

Date:  ________________________     By:  ___________________________________
                                                     (Authorized Officer)
                                           Title:

                                    Accepted and Agreed to:

Date:  ________________________     By:  ___________________________________
                                                     (Authorized Officer)
                                           Title:




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